LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

DOCUMENT SECURITY SYSTEMS, INC.

AND

ERGONOMIC GROUP, INC.

This Agreement is effective as of December 29, 2006 between DOCUMENT SECURITY SYSTEMS, INC. (“Licensor” or “DSS”), a corporation organized and existing under the laws of the State of New York with its principal address at First Federal Plaza, Suite 1525, 28 East Main Street, Rochester, New York 14614 and ERGONOMIC GROUP, INC. (“Licensee” or “Ergonomic”), a corporation organized and existing under the laws of the State of New York with its principal address at 191 Herricks Road, Garden City Park, NY 11040. Licensor and Licensee may also be referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Licensor is engaged in the business of designing and developing systems and products relating to security printing and document anti-counterfeiting and has acquired and developed substantial patented and patent pending technology and know-how for creating encoded images useful in security printing and document anti-counterfeiting; and
WHEREAS, Licensee wishes to acquire, and Licensor is willing to grant an exclusive, limited license to employ Licensor’s Technology (as defined below) in a Licensed Field (as defined below) upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants of this Agreement, the parties hereby agree as follows:

AGREEMENT

1.	Definitions

1.1	“Agreement” shall have the meaning ascribed in the first paragraph of this Agreement.

1.2
“Affiliate” shall mean any corporation, partnership or limited liability company of which more than 50% of the voting control and economic ownership is owned, directly, or indirectly, by a Party or under common control of any Party.

1.3	“Approved Sub-Licensee” shall mean the companies which have been approved in writing by Licensor and have executed an AuthentiGuard Technology Sublicense Agreement.

1.4
“AuthentiGuard Pantograph 4000” shall mean the technology which creates pantograph backgrounds embedding hidden symbols, words and designs into the printed document background that appear when the document is copied using industry standard copiers and computer publishing systems and currently marketed by Licensor under the trade name“AuthentiGuard Pantograph 4000™.”

1.5
“Calendar Quarter” shall mean a three (3) month period denoting the time span over which royalties are to be calculated and paid (pro rated for any partial period(s)). The first Calendar Quarter commences on the Effective Date of this Agreement. Subsequent Calendar Quarters shall begin on the first day following the end of the previous Calendar Quarter (i.e., if the Effective Date is February 15, 2007, the first Calendar Quarter would end March 30, 2007 and the second Calendar Quarter would begin April 1, 2007.)

1.6	“Calendar Year” shall mean each period of four (4) Calendar Quarters during the Term, commencing on the Effective Date.

1.7	“Claims” shall have the meaning ascribed in Section 10.1 below.

1.8	“Copies” shall have the meaning ascribed in Section 8.4 below.

1.9
“Confidential Information” shall mean any information furnished or made available on a paper, electronic or mechanical medium by one Party to another Party that (a) is designated by a Party on the medium as confidential, proprietary, a trade secret or with a similar designation; (b) relates to past, present or future research, developments, improvements, inventions, processes, software, programs, Intellectual Property, techniques, designs or other technical data, contact lists or other compilations for marketing or development, or regarding administrative, management, financial or marketing activities of the Party disclosing such information or regarding the identities of customers of the Party disclosing such information; and (c) relates to the subject matter of this Agreement.

1.10
“Digital File” shall mean any executable code owned and delivered by Licensor for use by Licensee in connection with the Technology (as defined hereinbelow) to enable the placement of security features in Licensed Products.

1.11	“Disclosing Party” shall have the meaning ascribed in Section 8.1 below.

1.12	“DSS” shall have the meaning ascribed in the first paragraph of this Agreement.

1.13	“Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

1.14
“Gross Margin” shall mean the invoiced amount of a product or service, less the direct, unburdened cost of goods sold; allowances and discounts actually credited; taxes, tariffs and import/export duties (but not value-added taxes assessed on income derived from sales); and commissions paid to independent sales entities that are not in the employ or under the control of Licensee. Installation and set-up fees charged to a customer by Licensee shall not be included in Gross Margin.

1.15	“Improvements” shall have the meaning ascribed in Section 4.1 below.

1.16	“Initial Term” shall have the meaning ascribed in Section 13.1 below.

1.17
“Intellectual Property” shall mean, wherever existing in the world, (i) patents, whether in the form of utility patents, design patents or industrial designs, and all pending applications thereof; (ii) trademarks, trade names, service marks, domain names, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration thereof; (iii) copyrights, whether or not registered, and all pending applications for registration thereof; (iv) know-how, inventions, improvements, methods, processes, operations manuals and procedures, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulas, customer lists, supplier lists and market analyses; (v) computer software and programs, and related flow charts, programmer notes, documentation, updates, and data, whether in object or source code form; and (vi) all other similar proprietary rights, whether or not registered.

1.18
“Licensed Field” shall mean all implementations of the Technology (as subsequently defined herein) which involve the transmission of a file on the Internet or by any other electronic means of communication, which file is printed or viewed on a monitor after transmission.

1.19
“Licensed Patents” shall mean the patents and patent applications listed on Exhibit A, and all other present and future United States and foreign patents owned by Licensor or under which Licensor has rights that protect inventions that are useful in the Licensed Field.

1.20	“Licensed Products” shall mean products and services in the Licensed Field that incorporate the Technology and/or are covered by the Licensed Patents.

1.21	“Licensee” shall have the meaning ascribed in the first paragraph of this Agreement.

1.22	“Licensee Indemnified Parties” shall have the meaning ascribed in Section 9.1 below.

1.23	“Licensor” shall have the meaning ascribed in the first paragraph of this Agreement.

1.24	“Licensor Indemnified Parties” shall have the meaning ascribed in Section 10.1 below.

1.25	“Receiving Party” shall have the meaning ascribed in Section 8.1.

1.26	“Renewal Term” shall have the meaning ascribed in Section 13.1 below.

1.27	“Royalty Fee” shall have the meaning ascribed in Section 6.1 below.

1.28	“Sales Report” shall have the meaning ascribed in Section 7.1 below.

1.29
“Technology” shall mean (i) AuthentiGuard Pantograph 4000, AuthentiGuard Survivor 21, and all other AuthentiGuard™ technologies including, without limitation, AuthentiGuard Prism, AuthentiGuard Block-Out, AuthentiGuard Laser Moiré, and all Improvements thereon developed and owned by Licensor, (ii) all Digital Files now and in the future owned by or under license to Licensor, and all Improvements thereon developed and owned by Licensor; and (iii) all specialized, novel or unique techniques, practices, inventions, digitized formats, improvements, drawings, computer imaging, computer generated step and repeat, discoveries, know-how, trade secrets, and all related knowledge, skill, experience, technical and other proprietary information and data and other Intellectual Property now or in the future owned by or under license to Licensor that are used to secure documents and files and to thwart counterfeiting, all of which Licensee acknowledges to be proprietary and valuable trade secrets of Licensor.

1.30
“Target Markets” shall mean each of (a) the high technology industry, (b) the aerospace industry, (c) the financial industry and (d) the healthcare industry, and such other industries as the Parties shall mutually agree in writing.

1.31	“Technology Marks” shall mean Licensor’s trademarks and service marks which identify Licensor as the source of the Technology.

1.32	“Term” shall have the meaning ascribed in Section 13.1 below.

1.33	“Territory” shall mean the entire world including but not limited to the United States of America.

2.	Grant of Licenses

2.1
Grant of Licenses. Licensor hereby grants to Licensee for the Term (as defined in Section 13.1) and in the Territory an exclusive, non-transferable license to use the Technology and the Licensed Patents in the Licensed Field to be sold by Licensee to its customers in the Target Markets. Licensee shall have no other rights to any software, technology, know-how or other Intellectual Property related to the production of Technology, implied or express, except as expressly provided in this Agreement. Under this Agreement, Licensee is not given the right to manufacture, market or sell, directly or indirectly, or the right or power to license to any other person the right to manufacture, market or sell, directly or indirectly, blank safety paper which utilizes the Technology. For purposes hereof, the term “blank safety paper” means paper which does not have customer specific information AND does not have visible color such as words, symbols, borders, artwork or similar features. Licensee understands and agrees that it shall not have the right to print “generic” or “blank safety paper” under this Agreement.

2.2
Proprietary Rights. Except as expressly set forth in this Agreement, all rights or licenses with respect to the Technology (including any Improvements or modifications to the Technology made by Licensor), Technology Marks, Licensor Confidential or Proprietary Information or other know-how and Intellectual Property of Licensor are reserved to Licensor. Licensee acknowledges that the Technology contains substantial trade secrets of Licensor, and Licensee agrees to employ reasonable security precautions to maintain the confidentiality of such trade secrets. Except as otherwise provided herein, Licensee shall not knowingly assist any third party to reverse engineer or assemble, produce, use, license, sell or otherwise distribute or exploit the Technology or Intellectual Property derived therefrom or bypass or defeat protection methods for preventing unauthorized access to the Technology. Notwithstanding the foregoing, for purposes of this Section 2.3, Licensee shall not be in violation of the restrictions provided herein in connection with the sale of Licensed Products to customers otherwise in compliance with this Agreement.

3.	Distribution of Technology

3.1
Distribution of Technology. Licensee may only distribute the Technology to its customers as the Technology is embedded in Licensed Products prepared by Licensee for a customer of Licensee in the Target Markets.

3.2
Sublicense Agreements with Approved Sub-Licensees.  Licensee shall have the right to enter into sub-license agreements only with Approved Sub-Licensees, granting to such Approved Sub-Licensees all rights, interest and licenses (except the right to further sub-license, which is explicitly not granted to Approved Sub-Licensees) granted by Licensor to Licensee under this Agreement. Licensee shall provide Licensor with true and correct complete copies of all Sublicense Agreements and shall, on an annual basis, provide Licensor with a list of all Sublicense Agreements entered into by Licensee, which list shall be certified by an officer of Licensee. Notwithstanding anything to the contrary herein, Licensee shall ensure that each Sublicense Agreement shall contain the terms set forth in this Agreement for the protection of Licensor. FURTHER, LICENSOR SHALL HAVE, AT ITS OPTION AND IN ITS SOLE DISCRETION, THE RIGHT TO PRE-APPROVE OR REJECT ANY SUB-LICENSEE AND THE TERMS OF ANY SUB-LICENSE AGREEMENT. LICENSEE SHALL PROVIDE COPIES OF ALL SUBLICENSE AGREEMENTS TO LICENSOR PRIOR TO LICENSEE’S EXECUTION OF SUCH SUB-LICENSE AGREEMENT. ANY SUB-LICENSE AGREEMENT NOT APPROVED BY LICENSOR SHALL BE NULL AND VOID.

3.3
Patent Marking. Licensee hereby agrees to use reasonable commercial efforts to mark, without charge to Licensor, all Licensed Products made under the terms and conditions of this Agreement with (a) a suitable legend in accordance with statutory requirements in a form approved in advance by the Licensor indicating that the Licensed Products contain Technology licensed under specified patents; and (b) any other warning labels or other markings as may be reasonably requested by the Licensor from time to time during the Term. Should the Licensor believe that any Licensed Product of the Licensee should be marked in accordance with this Agreement, the Licensor shall inform the Licensee in writing, particularly identifying such Licensed Products and the specific patents which are contained in such Licensed Products. However, Licensee shall not be required to mark Licensed Products with a degree of care beyond that exercised by Licensor to mark its own products.

4.	Improvements

4.1
Ownership of Improvements. During the Term, each Party shall advise the other of any technical improvements, modifications or enhancements relating to the Technology created from time to time and useful in the Party’s sole discretion to effectively operate the Technology (collectively referred to as “Improvements”). All such Improvements shall be the property of the Party that made the Improvement. All Improvements made by Licensor shall be included in the license grant of paragraph 2.1. All Improvements made by Licensee shall be licensed royalty-free to Licensor for its use, and for the use of any other licensees that Licensor has, in all fields other than the Licensed Field during the Term. Improvements that are made jointly by the parties shall be owned jointly and equally; however, Licensee shall have the exclusive right to use such Improvements in the Licensed Field during the Term. Each Party agrees to execute any and all documents requested by the other to perfect rights to jointly-made Improvements.

5.	Technical Support; Training and Technology Services

5.1
General Support Services. Licensor shall, at no additional charge, provide to Licensee reasonable assistance and technical support related to the Technology, Improvements (other than those Improvements owned by Licensee), Technology Marks and Confidential Information.

5.2
Limitation on Liability for Support Services. Except in the event of willful misconduct, in no event shall the technicians, employees, officers or agents of Licensor or its affiliates be liable to Licensee for any damages or claims for damages which may occur during the provision of Support Services.

6.	Royalty and Other Fees

6.1	Royalty Fees. In consideration for the rights and licenses granted herein to be rendered by Licensor, Licensee agrees to pay royalties to Licensor as follows:

(a) Prior to the execution of this Agreement, Licensee has paid to Licensor a non-refundable payment of $500,000. Upon execution of this Agreement, Licensee shall pay to Licensor an additional non-refundable payment of $500,000. These second $500,000 payment shall be deemed as a royalty advance, to be credited against royalty fees due for sales during the first and any subsequent Terms of this Agreement. The royalty fees to be paid are

20% of Gross Margin for the first $5.0 million in sales during any Term.

30% of Gross margin for the second $5.0 million in sales during such Term.

50% of Gross Margin for sales above $10.0 million during such Term.

(b) Licensee shall, concurrent with the delivery of the Sales Report (as defined in Section 7.1 below) for a Calendar Quarter, deliver to Licensor the Royalty Fee payment in U.S. dollars in full for such Calendar Quarter.

(c) If Licensor disputes any information contained in a certified report or the amount of any Royalty Fee payment provided by Licensee, Licensor shall, within thirty (30) business days from the date of the disputed Sales Report or payment, as the case may be, notify Licensee, in writing, concerning the substance of the dispute and including any supporting documentation related thereto. The Parties agree to work together in good faith to resolve each dispute. The receipt or acceptance by Licensor of any Sales Report or Royalty Fee payment shall not prevent Licensor from subsequently challenging, within forty-five (45) days from the date of the disputed Sales Report or Royalty Fee payment, in accordance with Section 7.2, the validity or accuracy of such Sales Report or Royalty Fee payment. All fees due hereunder are non-refundable (except as expressly provided herein) and not contingent on any additional services or products to be provided hereunder.

6.2
Failure to Pay. If Licensee fails to pay any amount owed to Licensor under this Agreement when such amount is due and payable, Licensee shall also pay Licensor interest on the amount of such under-payment or non-payment at the rate equal to three quarters of a percent (0.75%) per month, accruing from the due date until paid. Licensor shall also have the right, at its option, to terminate this Agreement should Licensee not cure any default within a reasonable time under the circumstances. Any payments received from Licensee, when there is any amount overdue, shall be applied first to discharge any such accrued late charges. In addition to the amounts payable by Licensee as specified herein or other fees arising from this Agreement, Licensee shall pay or reimburse Licensor for all federal, state, or local taxes, duties, or similar assessments arising from Licensee’s sales of Licensed Products pursuant to this Agreement, except taxes based on Licensor’s net income, which taxes shall be paid solely by Licensor. Each Party agrees to defend, indemnify and hold the other Party harmless for, from and against any claim, liability, loss, costs or other damages, including, without limitation, attorneys’ fees, expert witness fees, and costs of collection, arising from any federal, state or local income, sales, use, excise, import or export, value added or similar tax or duty, and any other tax incurred by the other Party arising from or in connection with this Agreement, except for taxes based on either Party’s income.

7.	Sales Reports; Record Inspection and Audit

7.1
Sales Reports. Within forty-five (45) days after the end of each Calendar Quarter, Licensee shall deliver a report to Licensor certified by an authorized officer of Licensee showing in detail the dollar value of Licensed Products sold, and the amount of Royalty Fees due to Licensor for the prior Calendar Quarter (a “Sales Report”). Licensee shall also provide additional supporting information and documentation relating to Licensed Products sold as Licensor may reasonably request. The failure of Licensee to deliver a Sales Report on its due date shall be deemed to be a material breach of this Agreement.

7.2
Maintenance of Books and Records; Record Inspection and Audit.  During the Term and for a period of two (2) years thereafter, Licensee agrees to keep and maintain accurate and separate records related to this Agreement, including Customer agreements which resulted in the distribution of Licensed Products. Licensee further agrees that during such two (2) year period it shall make these records available for inspection, from time to time, by Licensor, or a third party retained by Licensor, at Licensee’s site and at Licensor’s cost. Any audit and/or inspection shall be conducted during regular business hours at Licensee’s facilities upon at least three (3) days prior written notice. Such examination shall be conducted in such a manner as to not unduly interfere with Licensee’s business. Subject to Section 7.3, if the audit reveals an underpayment of Royalty Fees by Licensee under this Agreement, Licensee shall pay to Licensor the full amount of any underpayment revealed by the audit, plus interest on the underpaid amounts accruing at the rate of three quarters of a percent (0.75%) per month until all underpaid amounts are paid in full. Notwithstanding the foregoing, if such audit reveals an underpayment by an amount in excess of twenty percent (20%) for the period covered by the audit report, Licensee shall pay to Licensor all of the fees and costs associated with such audit, the amount underpaid, interest due and an additional payment of fifteen percent (15%) of the total amount due for the audited period.

7.3
Audit Dispute Resolution Process. If Licensee disputes or otherwise desires to obtain third party verification of an audit report, the Parties agree that Licensee, within thirty (30) days from the date of the subject audit report, shall notify Licensor of its intent to verify the audit report. Licensee shall schedule, with an independent auditor, an audit of the subject records as soon as possible following the date of Licensee’s notice to Licensor hereunder. Licensor shall timely cooperate with and provide to the auditor all documentation and other information requested by the auditor. If the results of the independent audit are consistent with Licensor’s audit results, Licensee shall pay all amounts due as set forth in Section 7.2 and all costs and fees associated with the independent audit. If the results of the independent audit differ from Licensor’s audit, the Parties shall rely upon the results of the independent audit in determining what, if any, amounts are due pursuant to Section 7.2 and both Parties shall equally share the cost and fees of the independent audit. The Parties agree that a final determination of Licensee’s underpayment by an amount in excess of ten percent (10%) for the period covered by the audit report shall be deemed to be a material breach of this Agreement.

8.	Confidentiality

8.1
The Parties acknowledge that in the course of their performance under this Agreement, they may be furnished with, receive, or otherwise have access to Confidential Information of or concerning the other Party. For the purposes of this Agreement, the Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.” Any Technology shall be treated as the Confidential Information of Licensor.

8.2
A Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than in accordance with this Agreement and shall not disclose, without the prior written consent of the Disclosing Party, Confidential Information to any person, other than Approved Sub-Licensees and their respective employees and independent contractors who (a) are subject to a nondisclosure obligation comparable in scope to this Section; and (b) have a need to know such Confidential Information. All information disclosed or otherwise provided shall be presumed Confidential Information, unless indicated otherwise by the Disclosing Party.

8.3
A Receiving Party shall not be liable for disclosure or use of any particular Confidential Information that: (a) is or becomes publicly known through no fault of the Receiving Party; (b) is developed independently by the Receiving Party without reference to any Confidential Information of the Disclosing Party; (c) is known by the Receiving Party at the time of disclosure by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality, as evidenced by the Receiving Party’s records; or (d) is rightfully obtained by the Receiving Party from a third party not obligated to preserve its confidentiality. A Receiving Party also may disclose Confidential Information solely to the extent required by a court or other governmental authority, provided that (i) the Receiving Party gives the Disclosing Party prompt prior notice of the required disclosure; (ii) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information; (iii) the Receiving Party cooperates with the Disclosing Party to obtain a protective order or otherwise limit the disclosure; and (iv) as soon as reasonably possible, the Receiving Party provides a letter from its counsel confirming that the Confidential Information is in fact required to be disclosed. Licensee hereby acknowledges and agrees that Licensor may be required under applicable federal securities laws and regulations to disclose the terms of this Agreement, which shall not be deemed a violation of this Section 8.

8.4
All Confidential Information shall remain the property of and be deemed proprietary to the Disclosing Party. At any time upon the Disclosing Party’s request, the Receiving Party shall promptly return to the Disclosing Party all Confidential Information, including all copies thereof, and all documents, materials, or products generated or produced by, or at the request of, the Receiving Party that contain, summarize, outline or otherwise reference the Disclosing Party’s Confidential Information (individually and collectively, “Copies”). At the Disclosing Party’s option, Receiving Party shall destroy all of the Disclosing Party’s Confidential Information and Copies and certify such destruction to the Disclosing Party. This paragraph shall not apply to Confidential Information that is furnished to Licensee under its license rights and that is used in exercising those rights.

8.5
A Receiving Party further agrees to receive Confidential Information in strict confidence and to accord such Confidential Information at least the same level of protection against unauthorized use or disclosure that the Receiving Party customarily accords to its own confidential, proprietary or trade secret information of a like nature, but in no event less than a reasonable level of protection. The Receiving Party shall have sole responsibility for the physical security and maintenance of the confidentiality of all Confidential Information delivered to it by the Disclosing Party. The Disclosing Party shall have the right, upon at least three (3) business days prior written notice to the Receiving Party and during the Receiving Party’s normal business hours, to visit and inspect the Disclosing Party’s places of business for the purpose of verifying, to the satisfaction of the Disclosing Party, that the Receiving Party is performing its obligations under this Section 8.

9.	Infringement Indemnity; Infringement Lawsuits and Patent Prosecution

9.1
Licensor shall indemnify, defend and hold the Licensee and its affiliates, shareholders, directors, officers, members, managers, employees, agents, independent contractors, licensees and representatives (“Licensee Indemnified Parties”) harmless for, from and against, any and all suits, actions and proceedings, claims, threats, demands, liabilities, losses, damages, judgments, obligations, fines, expenses (including, without limitation, attorneys’ fees and expert witness fees) and costs (individually and collectively, “Infringement Claims”), made against a Licensee Indemnified Party by a third party arising from or in connection with any actual or alleged claims that the Technology, Improvements (other than improvements owned by Licensee or jointly owned by Licensee), Technology Marks, Confidential Information and/or other proprietary information provided by Licensor under this Agreement infringes any patent, trademark, copyright, trade secret or other property right of a third party. The indemnification in this Section 9 is contingent upon (a) the Licensee Indemnified Parties promptly notifying the Licensor in writing of any known claim which may give rise to an Infringement Claim; (b) Licensor’s control of the defense and settlement of such Infringement Claims at Licensor’s sole expense; provided, however, that any settlement be made with the consent or an unconditional full release of the Licensee Indemnified Parties; and (c) the Licensee Indemnified Parties cooperate with all reasonable requests of the Licensor (at the Licensor’s expense) in defending or settling an Infringement Claim. Licensee Indemnified Parties reserve the right to retain their own counsel, in addition to Licensor’s counsel, at Licensee’s sole expense to participate in the defense of any Infringement Claims; provided, however, Licensee Indemnified Parties may not take deliberate and willful action that impairs Licensor’s defense of the Infringement Claims.

9.2
In addition to the rights and obligations of the Parties set forth in Section 9.1, if an Infringement Claim is made or threatened, Licensor, at its own expense and in its sole discretion, may exercise any of the following remedies: (i) obtain for Licensee the right to continue to use the Technology, Improvements, Technology Marks, and/or Confidential Information, as the case may be, consistent with this Agreement; (ii) modify the Technology, Improvements, Technology Marks, and/or Confidential Information, as the case may be, so it is non-infringing and complies in all material respects with this Agreement; (iii) replace the Technology, Improvements, Technology Marks, and/or Confidential Information, as the case may be, with non-infringing technology, trademarks or information and/or materials, as the case may be, that complies in all material respects with this Agreement; or (iv) refund all License Fees paid hereunder by Licensee and Approved Sub-Licensees for the prior twelve (12) month period. Licensor will have no obligation to indemnify Licensee or Licensee personnel for claims that Licensor’s Technology, Improvements, Technology Marks, and/or Confidential Information, infringe the intellectual property rights of a third party to the extent such claims arise solely as a result of Licensee's avoidable implementation of Licensor’s Technology with other software and/or hardware not furnished or authorized in writing by Licensor, and provided such infringement or claim would have been avoided in the absence of such implementation, or Licensee's modification of the Technology by anyone not authorized in writing by Licensor other than Licensor’s agents or subcontractors, and provided such infringement or claim would have been avoided in the absence of such modification. The foregoing represents Licensor’s entire obligation, and Licensee’s entire remedy, with respect to Infringement Claims.

9.3
Infringement Lawsuits. In the event that Licensee learns of the infringement of one or more Licensed Patents in the Licensed Field that are actually in substantial use by customers of Licensee, Licensee may request that Licensor take legal action against the infringement of the Licensed Patents. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within one hundred and twenty (120) days following the effective date of such request and Licensor shall not have filed suit against the infringing party, , then Licensee shall have the right to commence suit on its own account. In such case, (1) Licensee shall prosecute the suit at its own expense and shall be the sole beneficiary of any recovery, and (2) Licensor will reasonably cooperate and advance such suit, but at Licensee’s expense.

9.4
Patent Prosecution. Licensor will diligently prosecute and maintain the Licensed Patents at its expense using counsel of its choice. Licensor’s obligation hereunder shall continue for so long as this Agreement remains in effect.

10.	Indemnification by Licensee

10.1
Licensee shall indemnify, defend and hold the Licensor and its directors, officers, employees, agents and independent contractors (“Licensor Indemnified Parties”) harmless from and against, any and all suits, actions and proceedings, claims, liabilities, losses, damages, expenses (including attorneys’ fees) and costs (individually and collectively, “Claims”), made against a Licensor Indemnified Party by a third party to the extent arising from Licensee’s (or its officers’, directors’, employees’, agents’ and independent contractors’) improper or unauthorized use of the Technology. The indemnities in this Section 10 are contingent upon: (a) the Licensor Indemnified Parties promptly notifying the Licensee in writing of any claim which may give rise to a Claim for indemnification hereunder; (b) the Licensee being allowed to control the defense and settlement of such Claims; provided, however, that any settlement be made with the consent of the Licensor Indemnified Parties or includes, as an unconditional part thereof, a full release of the Licensor Indemnified Parties; and (c) the Licensor Indemnified Parties cooperating with all reasonable requests of the Licensee (at the Licensee’s expense) in defending or settling a Claim. Licensor Indemnified Parties reserve the right to retain their own counsel, in addition to Licensee’s counsel, at Licensor’s sole expense to participate in the defense of any Claim provided that Licensor Indemnified Parties may not take deliberate and willful action that impairs Licensee’s defense of the Claim.

11.	Limited Warranties; Limitation of Liability

11.1
Each Party represents and warrants to Licensee that it has the right, power and authority to enter into this Agreement and that the signatory on behalf of such Party to this Agreement has full authority to enter into and bind the Party to the obligations set forth in this Agreement.

11.2
Licensor represents and warrants to Licensee that it has no knowledge of patents or other proprietary rights of another party, or a claim by another party that it has patents or other proprietary rights, that are infringed by the Technology licensed hereunder.

11.3
Licensor represents and warrants to Licensee that as of the Effective Date and throughout the Term that: (a) Improvements (except as otherwise provided herein), Technology Marks, and Licensor’s Confidential Information are the sole and exclusive property of Licensor; (b) that Licensor has all right, title and interest in the Technology, Improvements (except as otherwise provided herein), Technology Marks, and Licensor Confidential Information to grant to Licensee the rights provided in this Agreement; (c) that nothing contained in this Agreement conflicts with any other obligation or agreement of Licensor; and (d) that no liens, claims or other obligations exist that will affect Licensee’s and/or Approved Sub-Licensees’ use or rights to any Technology, Improvements, Technology Marks, and/or Confidential Information granted under this Agreement. Licensor does not warrant that the Technology will meet Licensee’s requirements or that the use of the Technology will be uninterrupted or error-free.

11.4
LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THE USE OF OR INABILITY TO USE THE TECHNOLOGY OR ANY PRODUCTS OR SERVICES PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY.

12.	Marketing and Advertising Obligations; Technology Marks.

12.1
Marketing and Advertising Requirements. Licensee shall actively advertise and promote the Technology during the Term, which promotional efforts shall include, without limitation, attending and presenting at industry trade shows, preparing customer mailings and presentations, brochures or other promotional material and references to the Technology on Licensee’s websites. During the Term, Licensee shall confer with Licensor on a semi-annual basis to review and plan the Licensor’s promotional activities. Licensor shall have the right to pre-approve all promotional materials, but pre-approval shall not be withheld unreasonably. Licensor shall cooperate and assist Licensee on all reasonable requests with respect to the aforementioned marketing and advertising efforts.

12.2
License for Technology Marks. Licensor hereby grants to Licensee a non-exclusive, royalty-free license, including the right to sublicense to Approved Sub-Licensees(s), to use the Technology Marks on Licensed Products, advertising and promotional material, and elsewhere, as contemplated herein. Licensee (and/or Approved Sub-Licensees) shall, upon reasonable notice from Licensor, fully and promptly correct and remedy any deficiencies in its use of the Technology Marks.

12.3
Ownership of Technology Marks. Licensee acknowledges Licensor’s claim of sole ownership of the Technology Marks and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Licensee any right, title, or interest in or to the Technology Marks, other than as specified in the limited license grant herein. Licensee’s use of the Technology Marks shall inure solely to the benefit of Licensor. Licensor shall have the sole right to, and in its sole discretion may, commence, prosecute or defend, and control any action concerning the Technology Marks. Licensee shall not contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Licensor’s rights or goodwill in the Technology Marks, including attempted registration of the Technology Marks, or use or attempt registration of any mark confusingly similar thereto. Licensee shall maintain and not alter or remove, without Licensor’s consent, any copyright, trademark, patent and other proprietary or protective notices contained in any Technology.

13.	Termination

13.1
Term. This Agreement will begin as of the Effective Date and will continue for a period of two (2) years (the “Initial Term”), unless earlier terminated in accordance with Section 13.2 below. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional two-year terms (each a “Renewal Term”), unless Licensee provides Licensor with thirty (30) days written notice prior to the expiration of the Initial Term or any Renewal Term, of its intent NOT to renew the Agreement. The Initial Term and any Renewal Term(s) shall each be referred to as the “Term.”

13.2
Termination. Either Party may terminate this Agreement for cause: (a) upon thirty (30) days prior written notice of a material breach of the other Party, if the breach has not been cured within such thirty (30) day period; or (b) immediately upon written notice to the other Party (i) if the other Party declares or a petition is filed in any court for insolvency or bankruptcy and such petition is not dismissed in sixty (60) days; or (ii) for the other Party’s reorganization under the United States bankruptcy act of any similar statute; (iii) if the other Party consents to the appointment of a trustee in bankruptcy or a receiver or similar entity.

13.3
Effect of Termination. Upon the expiration or termination of this Agreement for any reason (a) all licenses granted hereunder shall cease; (b) each Party shall return to the other and make no further use of the any of the other Party’s Confidential Information in its possession and all Copies thereof; (c) the Parties shall immediately discontinue any and all promotional activities hereunder and Licensee shall cease all use of Technology Marks and promotional materials and return, at no charge, all sales, promotional and display or advertising materials, which were furnished by Licensor; and (d) all amounts due to Licensor by Licensee through the termination date under the terms of this Agreement shall become immediately due and payable. Upon termination of this Agreement, Licensee and Approved Sub-Licensees shall be permitted a reasonable opportunity, not to exceed ninety (90) days, to sell their remaining inventory of finished Licensed Products. The provisions of Sections 2.2, 4.1 and 8, 9, 10, 11, 12.3, 13, 14 and 15 shall survive the termination or expiration of this Agreement.

14.	Notices

14.1
All notices sent under this Agreement shall be in writing and (i) hand delivered; (ii) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (iii) delivered by prepaid overnight courier. Notice shall be effective (i) upon receipt if delivered by hand; (ii) one (1) business day after deposit with an overnight courier service; or (iii) three (3) business days after deposit with the United States Postal Service if sent via certified mail. Notices shall be sent to the Parties at the following addresses or such other addresses as the Parties subsequently may provide in accordance with this Section 14.1:

If to Licensor: Document Security Systems, Inc. 25 East Main Street Suite 1525 Rochester, NY 14614 Fax: 585-325-2977 Attention: Chief Executive Officer	With a copy to: Law Offices of Michael T. Hughes, Esq. 60 E. 42nd Street, Suite 1812 New York, NY 10165 Fax: (212) 697-3969 Attention: Michael T. Hughes, Esq.

If to Licensee: The Ergonomic Group 191 Herricks Road Garden City Park, NY 11040 Fax: (516) 746-7809 Attn: Mr. Robert Girards Executive Vice President Chief Operating Officer	With a copy to: Gottlieb Rackman & Reisman New York City, NY 10016 Fax: (212) 684-3999 Attn: Michael I. Rackman, Esq.

15.	Miscellaneous

15.1
Assignment.  Licensee may not assign this Agreement or the rights and obligations hereunder to any third party except as contemplated herein without the prior express written approval of the Licensor. Any purported assignment without the consent of the Licensor shall be void. The provisions of this Agreement shall be binding upon, and shall inure to, the benefit of the Parties hereto, their legal representatives, permitted successors and permitted assigns. In the event of a “change of control” of Licensee, Licensor shall have the right to terminate this Agreement, unless such change of control is acceptable to Licensor, such acceptance not to be unreasonably withheld. For purposes hereof, the term “change of control” shall mean the sale or other transfer of more than 50% of the outstanding ownership of Licensee.

15.2
Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New York, without regard to conflict of laws principles. All disputes under this Agreement shall be resolved in the appropriate state or federal courts located in Rochester, New York. Each Party consents to the jurisdiction of and venue in such courts, agrees to accept service of process by mail and hereby waives any jurisdictional, lack of venue, or forum defenses otherwise available to it.

15.3
Force Majeure. No Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement, other than of obligations regarding payments or confidentiality, if such delay or failure is caused by something beyond its reasonable control and without its fault or negligence, including, but not limited to, any act of God, strikes, lockouts, riots, any acts of the common enemy, the elements, earthquakes, floods, fires, epidemics, governmental laws and regulations , inability to secure products or services from other persons, entities or transportation facilities, failures or delay in transportation or communications or power failures. Such delay or failure shall not constitute a breach of this Agreement and shall automatically extend any completion dates for a period equal to the duration of such events. Lack of funds shall not constitute a reason beyond the Party’s reasonable control.

15.4
Remedies Cumulative; Waivers. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. A Party’s failure to assert any right or remedy shall not constitute a waiver of that right or remedy. No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

15.5
Construction; Severability.  The Parties acknowledge that they have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and shall be deemed to have been prepared jointly by the Parties. Headings contained in this Agreement are not intended to be full and accurate descriptions of the contents of this Agreement and shall not affect the meaning or interpretation of this Agreement. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be original but all of which together shall constitute a single instrument. The signatures required for execution may be transmitted to the other Party via facsimile and such signatures shall be deemed a duplicate original.

15.6
Relationship of Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties, or as authorizing either Party to act as agent for the other.

15.7
Entire Agreement; Termination of Prior Agreements. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the Parties and supersedes any and all prior agreements between the Parties concerning the subject matter of this Agreement. The pre-printed terms and conditions on any forms, purchase orders, invoices, or confirmations of the Parties shall not be construed as superseding this Agreement and in the event of any conflict between such documents and this Agreement, the terms of this Agreement shall prevail. No modifications or amendments may be made to this Agreement except as expressed in writing and signed by each Party.

15.8
Publicity. Either Party may refer to the other by name in advertising, promotional materials and publications in connection with this Agreement only upon receiving the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary herein, Licensee acknowledges and agrees that (a) it is the Licensor’s intention to issue a press release within ten (10) days of the date hereof regarding the signing of this Agreement; and (b) either Party may be required, under applicable securities laws, to disclose the existence and contents of this Agreement.

15.9
Export Control; Government Customers. Anything contained in this Agreement notwithstanding, the obligations of the Parties hereto shall be subject to all laws, present and future, including export control laws and regulations, of any government having jurisdiction over the Parties hereto and to orders, regulations, directions or requests of any such government. Each Party shall undertake to comply with and will be solely responsible for complying with such laws applicable to such party. Both Parties agree and acknowledge that an appropriate restrictive rights legend pertaining to government Customers shall be contained in any license agreement concerning the Technology.

15.10
Irreparable Damage: The Parties acknowledge and agree that any violation of this Agreement would subject the other to irreparable injury for which monetary damages will not be an adequate remedy. Therefore, in addition to any remedies otherwise available, the non-breaching Party will be entitled to any injunctive relief and specific performance to enforce the terms of this Agreement. The breaching Party shall pay all reasonable attorney's fees and court costs, arbitration cost, and/or appeal costs incurred by the non-breaching Party should it be necessary for the non-breaching Party to enforce the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

LICENSOR DOCUMENT SECURITY SYSTEMS, INC. By: /s/ Patrick White Name: Patrick White Title: Chief Executive Officer	LICENSEE ERGONOMIC GROUP, INC. By: /s/ Robert Girards Name: Robert Girards Title: Executive Vice President and Chief Operating Officer